Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

2 W. Washington Street, Suite 400 Greenville, SC 29601 T: 864.373.2300 F: 864.373.2925 nelsonmullins.com

March 10, 2021

Amalgamated Financial Corp.

275 Seventh Ave.

New York, NY 10001

RE:	Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Amalgamated Financial Corp., a Delaware public benefit corporation (the “Company”), in connection with the proposed registration by the Company of up to 2,612,107 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Amalgamated Bank 2015-2018 Long Term Incentive Plans (the “Bank Plans”) and the Amalgamated Financial Corp. 2021 Equity Incentive Plan (the “Company Plan” and, together with the Bank Plans, the “Plans”), pursuant to a Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (such Form S-8, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”).

The Registration Statement relates to the registration of 3,167,227 shares of Common Stock issuable upon (i) vesting of restricted stock units and performance stock units outstanding or issuable under the Company Plan and (ii) the exercise of stock options under the Bank Plans, which were assumed by the Company on March 1, 2021 pursuant to the provisions of the Plan of Acquisition, dated September 4, 2020, by and between the Company and Amalgamated Bank, a New York state-chartered bank and trust company. All such shares have been registered on the Registration Statement on Form S-4EF that was filed by the Company with the Commission on September 8, 2020, as amended by Pre-Effective Amendment No. 1 filed with the Commission on September 25, 2020, which went automatically effective on September 28, 2020.

We have examined the Plans and originals, or photostatic or certified copies of such records of the Company and certificates of public officials and officers of the Company, and such other documents and records as we have deemed relevant and necessary for purposes of this opinion.

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK

NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

Amalgamated Financial Corp.

March 10, 2021

The opinions contained in this letter (herein called “our opinions”) are based exclusively upon the General Corporation Law of the State of Delaware, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company, and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

Based upon and subject to the foregoing, we hereby advise you that in our opinion, each share of Common Stock registered under the Registration Statement and issuable under the Plans, when issued as authorized by the Company in accordance with the Plans and a valid award agreement duly authorized and entered into in accordance therewith, and when certificates representing such shares have been duly counter-signed by the Company’s transfer agent and registered by its registrar or, if applicable, when book entry shares shall have been duly registered on the books of the Company’s transfer agent and registrar, upon receipt of the consideration to be received therefor (having a value not less than the par value thereof), will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) any laws except the General Corporation Law of the State of Delaware. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular

Amalgamated Financial Corp.

March 10, 2021

issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of each share of Common Stock registered under the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,
/s/ Nelson Mullins Riley & Scarborough, LLP
NELSON MULLINS RILEY & SCARBOROUGH, LLP